Exhibit 19.1

Corporate Wide Policy – Legal Revised Date: 01 December 2025
Insider Trading Compliance Policy and Procedures
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of UL Solutions Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Company’s Chief Legal Officer, or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”
    Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy, at InsiderTradingPolicy@ul.com.
Policy Statement
No Covered Person shall purchase, sell, or recommend the purchase, holding or sale of any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.
Blackout Periods
No director, officer or employee (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase or sell any security of the Company during the period beginning on the 15th calendar day of the last month of any fiscal quarter of the Company and ending after completion of one full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate prior to the start of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer.
These prohibitions do not apply to:
•purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
•vesting of restricted stock units and settlement of such units in shares of the Company’s stock;
•exercises of stock appreciation rights (“SARs”), including Converted CSARs (within the meaning of the UL Solutions Inc. Long-Term Incentive Plan, as amended and restated from time to time), and the payment of taxes in connection
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

with the exercise of SARs with a cash payment or by means of the Company withholding shares otherwise deliverable in connection with the exercise of the SARs in a manner permitted by the applicable award agreement, and that does not otherwise involve the sale of Company securities, and that does not otherwise involve the sale of Company securities (any sale of the stock received upon exercise of the SAR, including a sale of shares through a broker to satisfy tax withholding obligations, does involve the sale of Company securities, and therefore would not qualify under this exception);
•exercises of stock options or other equity awards and the payment of taxes in connection with the exercise of stock options, in each case, with a cash payment or by means of the Company withholding shares otherwise deliverable in connection with the exercise of the stock options in a manner permitted by the applicable equity award agreement, or vesting of equity awards that, in each case, does not otherwise involve the sale of Company securities (the “cashless exercise” of a Company stock option through a broker, or the satisfaction of tax withholding obligations with respect to a Company stock option by selling Company securities otherwise deliverable upon the exercise of the Company stock option through a broker, does involve the sale of Company securities, and therefore would not qualify under this exception);
•purchases of the Company’s securities under any Company dividend reinvestment plan that result from your reinvestment of dividends paid on the Company securities held in such plan; however, these prohibitions do apply to your sale of any Company securities purchased pursuant to the plan;
•purchases of Company securities under any Company adopted Employee Stock Purchase Plan (“ESPP”); however, these prohibitions do apply to the sales of Company securities you have purchased pursuant to the ESPP; and
•purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Chair of the Audit Committee of the Board of Directors (“Audit Committee”) (or the other members of the Audit Committee in the event the Chair of the Audit Committee is the director requesting an exception). The grant of an exception should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.
The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
Preclearance of Trades by Directors, Officers and Employees
All transactions in the Company’s securities by directors, officers, and employees listed on Schedule I (each, a “Preclearance Person”) must be precleared by the Compliance Officer or the Chief Financial Officer for transactions by the Compliance Officer. Preclearance should not
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

be understood to represent legal advice by the company that a proposed transaction complies with the law.
A request for preclearance must be in writing, should be made at least two business days, but not more than five business days, in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction.
All trades that are precleared must be effected within the period approved by the Compliance Officer (the “Approved Trading Period”). A precleared trade (or any portion of a precleared trade) that has not been effected during the Approved Trading Period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance. You should be aware that the neither the Compliance Officer nor any other member of the Company’s Legal Department can provide you with personal legal advice, and the approval by the Compliance Officer is not a legal opinion that a transaction is lawful.
Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•important business developments, such as developments regarding strategic collaborations;
•management or control changes;
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

•significant financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one full trading day following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
Post-Termination Transactions
If an individual is in possession of material nonpublic information regarding the Company or any other company when the individual’s service with the Company terminates, the individual may not trade in any such company’s securities until that information has become public or is no longer material.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
Short Sales
Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).
Managed Accounts
If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise the manager of such account not to trade in the Company’s securities at any time.
Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer;
•includes a “Cooling Off Period” for
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

oSection 16 reporting persons that extends through the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
oany other persons, other than the Company, that extends through 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.
The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.
Interpretation, Amendment, and Implementation of this Policy
The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.
Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.

Schedule I

Individuals Subject to Preclearance Requirement
•Board of Directors
•Officers
•Executive Vice Presidents and other members of the Executive Leadership Team
•Senior Vice Presidents
•Members of the Disclosure Committee
•Personnel in the Legal Department Level D and above
•Personnel in Finance Department Level D and above
•Personnel in Corporate Communications Department Level D and above
•Personnel in Investor Relations Department
•Personnel in Human Resources Department Level E and above
•Commercial Operating Unit General Managers
•Members of Corporate Strategy and Corporate Development Teams Level D and above
•Company employed Administrative Assistants or Chiefs of Staff of the foregoing individuals

Disclaimer
This policy may be revised or revoked with no advance notice. This policy supersedes all prior policies on this particular topic. UL Solutions operates in different countries which may have differing legal requirements. In the unlikely event the laws of a particular jurisdiction conflict with this particular policy, local legal requirements shall control.
© 2025 UL Solutions Inc. All rights reserved.